                                                                  EXHIBIT 20

DENTSPLY International Inc.

     Re: New Image
         ---------

Gentlemen:

     Reference is made to that certain Amended and Restated Loan and Security Agreement dated May 22, 1996, as amended ("Loan Agreement") among Coast Business Credit, a division of Southern Pacific Thrift & Loan Association ("Coast") on the one hand and New Image Industries, Inc. and Insight Imaging Systems, Inc. (New Image Industries, Inc. and Insight Imaging Systems, Inc. is hereinafter collectively referred to as, "Borrower") on the other hand. Borrower is in violation of its covenant under the Loan Agreement to be and continue to be solvent ("Solvency Covenant"). Coast has waived compliance by Borrower with the Solvency Covenant through January 1, 1997.

     Borrower has advised Coast that it proposes to enter into a letter of intent with DENTSPLY International Inc. (the "Letter of Intent") with respect to the acquisition of Borrower by a wholly-owned subsidiary of DENTSPLY International Inc. ("DENTSPLY"). That Letter of Intent provides, among other things, for DENTSPLY to loan to Borrower not less than $2,500,000 and not more than $3,000,000 pending the negotiation and possible execution and closing of a definitive merger agreement as contemplated in the Letter of Intent. In turn, DENTSPLY requires a security interest in the assets of Borrower, junior only to the security interest of Coast. In order for Borrower to provide the security interest to DENTSPLY, Borrower has requested Coast to purchase the claim of Mercury Partners, LLC ("Mercury") in the principal amount of $500,000. Borrower confirms that the claim of Mercury Partners, LLC in the principal amount of $500,000 is due and owing without offset, counterclaim, defense or offset.

     In consideration of the above, including without limitation, the agreement of DENTSPLY to loan not less than $2,500,000 to Borrower, Coast hereby agrees to forbear from exercising any of its default rights and remedies in connection with the violation of the Solvency Covenant and the violation of any and all other covenants of which Borrower may be in breach as of the date hereof whether contained in the Loan Agreement or in the loan documents assigned to Coast by Mercury (the "Mercury Agreement"), and any and all other covenants, whether contained in the Loan Agreement or in the Mercury Agreement documents assigned to Coast by Mercury, which may occur subsequent to the date hereof through the earlier of March 25, 1997 or (b) the date on which the Letter of Intent terminates other than by execution of a definitive merger agreement as contemplated therein ("Forbearance Period"). If for any reason the Letter of Intent terminates, DENTSPLY agrees to give Coast prompt written notice of such termination. Notwithstanding the foregoing, Coast is not forbearing from any default arising from the failure of Borrower to make any required payment to Coast of principal or interest due and payable after the date hereof (other than a payment which may be or become due and payable as a result of a default of Borrower to comply with the Solvency Covenant or any other non-payment covenant). Nothing herein shall affect the right of Coast to exercise any and all default rights and remedies after the expiration of the Forbearance Period.

     DENTSPLY confirms that in the event of a closing of a definitive merger agreement as set forth in the Letter of Intent, DENTSPLY will cause the claim of Coast against Borrower (including the claim of Mercury purchased by Coast) to be paid in full, unless Coast shall agree otherwise in writing.

     Coast acknowledges that concurrent with the execution of the Letter of Intent, Borrower and DENTSPLY will enter into a credit agreement which will provide for, among other things, the granting of a security interest in favor of DENTSPLY junior to the security interest of Coast. Coast hereby consents to the execution by Borrower of the credit agreement and the performance of its obligations thereunder.

     The obligations of Coast under this letter agreement are conditioned upon the concurrent execution of a Subordination and Intercreditor Agreement among DENTSPLY, Borrower and Coast in form and substance satisfactory to Coast and confirmation that $2,500,000 will be loaned forthwith by DENTSPLY to Borrower.


                                        Very truly yours,

                                        Coast Business Credit


                                        By:   /s/  JOHN M. JAIMES
                                              -------------------------
                                        Its:  Vice President


AGREED:


DENTSPLY INTERNATIONAL INC.

By:    /s/  EDWARD D. YATES
       ------------------------
Its:   Senior Vice President


New Image Industries, Inc.

By:    /s/  HAL ORR
       ------------------------
Its:   Chief Financial Officer


Insight Imaging Systems, Inc.

By:    /s/  HAL ORR
       ------------------------
Its:   Chief Financial Officer